Exhibit 10.37

PRIMERICA, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Primerica, Inc. (“Primerica”) hereby grants to [NAME] (the “Participant”) Stock Units pursuant to the Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”), subject to the conditions and restrictions detailed below (the “Restricted Stock Units”).  Terms applicable to the Restricted Stock Units are contained in the Plan and in this Restricted Stock Unit Award Agreement (the “Agreement”).  Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1.Grant of Restricted Stock Units.

Grant Date:	May 17, 2017
Number of Restricted Stock Units:	______
Vesting Date:	25% on each of August 17, 2017; November 17, 2017; February 17, 2018; and May 16, 2018
Delivery Date:	25% on each of the above vesting dates

2.Vesting and Delivery.  Each Restricted Stock Unit represents an unfunded, unsecured promise by Primerica to deliver one share of Primerica’s common stock, par value $.01 per share (“Common Stock”), subject to the terms and conditions contained in this Agreement and the Plan.  The Restricted Stock Units shall, except as set forth in Sections 3(a) and (b) below, become vested on the Vesting Date set forth in Section 1 and be settled by delivery of shares of Common Stock on the Delivery Date set forth in Section 1.  Primerica’s delivery of the number of shares of Common Stock equal to the number of the Participant’s vested Restricted Stock Units shall discharge all of its duties and obligations under this Agreement.

3.Termination of Service.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s service as a member of the Board of Directors of Primerica (the “Board”), the Restricted Stock Units shall be treated as follows:

(a)Termination Other Than For Death or Disability.  If the Participant’s service on the Board terminates for any reason other than because of the Participant’s death or Disability, then (i) if the Participant has served as a member of the Board of Directors for less than five years as of the termination date, vesting of the Restricted Stock Units will cease on the date the Participant’s service is so terminated, the unvested portion of the Restricted Stock Units (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any

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unvested Restricted Stock Units and (ii) if the Participant has served as member of the Board of Directors for five or more years as of the termination date, the unvested portion of the Restricted Stock Units (if any) will vest as of the termination date.

(b)Death or Disability.  If the Participant’s service on the Board is terminated upon the Participant’s death or Disability, the unvested portion of the Restricted Stock Units (if any) will vest as of the termination date.  For purposes of the Agreement, “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

4.Stockholder Rights.  The grant of Restricted Stock Units does not entitle the Participant to any rights of a stockholder of Common Stock, including dividends or voting rights, until such time as the Restricted Stock Units are settled in Common Stock.  However, prior to the delivery of the shares of Common Stock, the Participant shall have the right to receive dividend equivalent payments in an amount equal to all dividends or other distributions payable with respect to the equivalent number of shares of Common Stock (which shall be payable at such time as the dividends and other distributions are payable to Primerica shareholders).

5.Nontransferable.  As provided by the terms of the Plan, no rights granted under this Agreement, nor any shares of Common Stock issuable pursuant to this Agreement, shall be transferable or assignable by the Participant (or by any other person), other than by will or by the laws of descent and distribution, and they may not be pledged or hypothecated in any way, prior to the issuance and delivery of the shares of Common Stock pursuant to this Agreement.  Any attempted transfer, assignment, pledge or other disposition contrary to the provisions of the Plan and this Agreement shall be null and void and without legal effect.

6.Consent to Electronic Delivery.  In lieu of receiving documents in paper format, by receipt of the Restricted Stock Units, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, stock certificates, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Stock Units.  Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on an Internet site to which the Participant has access.

7.Tax Withholding.  No withholding or deduction for any taxes shall be made by Primerica in respect of the Restricted Stock Units.  The Participant shall be solely responsible for the payment of any federal, state, local or other taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties that may be assessed, imposed or incurred, as a result of the compensation paid under the Agreement.

8.Compliance with EESA.  To the extent that the Participant and the Restricted Stock Units are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Restricted Stock Units must comply with EESA, and the Agreement and the

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Plan will be interpreted or reformed to so comply.  If requested by Primerica, the Participant will grant to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Restricted Stock Units that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between Primerica or its affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.

9.Entire Agreement.  The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Restricted Stock Units and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

10.No Right to Continued Service.  Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued service on the Board, at any specific rate of compensation, or for any particular period of time.

11.Arbitration.  Any disputes related to the Restricted Stock Units shall be resolved by arbitration in accordance with Primerica’s arbitration policies.  In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Stock Units shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.

12.Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control.

13.Governing Law.  The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

14.Internal Revenue Code Section 409A.  The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations and other official guidance issued thereunder (“Section 409A”), to the extent subject thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance with Section 409A.  References to the Participant’s termination of service as a member of the Board or words of similar import as used in this Agreement shall mean the Participant’s “separation from service” as such term is used in Section 409A.

15.Successors and Assigns.  This Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.   This Agreement shall be binding on Primerica and its successors and assigns.

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Outside Director RSU Award Agreement

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